EXHIBIT 5

                            Fredrikson & Byron, P.A.
                           900 Second Ave. S., #1100
                             Minneapolis, MN 55402
                           Telephone: (612) 347-7000
                           Facsimile: (612) 347-7077


November 5, 1999

Medtronic, Inc.
7000 Central Avenue N.E.
Minneapolis, Minnesota  55432

Ladies/Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 2,954,897 shares of Common Stock, $.10 par value (the "Shares"), of Medtronic, Inc., a Minnesota corporation (the "Company"), pursuant to outstanding stock options assumed by the Company in connection with its acquisition of Xomed Surgical Products, Inc., we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable under the current laws of the State of Minnesota.

The foregoing opinions are limited to the laws of the state of Minnesota and the federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.

By /s/ David C. Grorud